EXHIBIT 12



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                                      THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                            (Millions of Dollars Except Ratios)


                                                                  Three Months Ended               Nine Months Ended
                                                                   September 29, 1996              September 29, 1996
                                                                   ------------------              ------------------
EARNINGS:

Earnings from continuing operations before
   income taxes (Note 1)                                                       $76.3                          $104.2
Interest expense                                                                34.0                           111.6
Portion of rent expense representative of an
   interest factor                                                               5.6                            16.8
                                                                              ------                          ------

Adjusted earnings from continuing operations
   before taxes and fixed charges (Note 1)                                    $115.9                          $232.6
                                                                              ======                          ======


FIXED CHARGES:

Interest expense                                                               $34.0                          $111.6
Portion of rent expense representative of an
   interest factor                                                               5.6                            16.8
                                                                              ------                          ------

Total fixed charges                                                            $39.6                          $128.4
                                                                               =====                          ======


RATIO OF EARNINGS TO FIXED
     CHARGES  (Note 1)                                                          2.93                           1.81
                                                                                ====                           ====




Note:    1.   Excludes earnings from discontinued operations.  Included in earnings from continuing operations before income taxes for the nine months ended September 29, 1996, is a restructuring charge in the amount of $81.6.

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